Exhibit 10.17
MORTGAGE PARTNERSHIP FINANCE®
SERVICES AGREEMENT
     This MORTGAGE PARTNERSHIP FINANCE (“MPF®”) Services Agreement (the “Agreement”) is entered into as of the 31st day of August, 2007, and is executed by the FEDERAL HOME LOAN BANK OF PITTSBURGH (the “Pittsburgh Bank”), a corporation organized and existing under the laws of the United States of America, having its principal office at 601 Grant Street, Pittsburgh, PA 15219, and the FEDERAL HOME LOAN BANK OF CHICAGO (the “MPF Provider”), a corporation organized and existing under the laws of the United States of America, having its principal office at 111 East Wacker Drive, Suite 800, Chicago, Illinois 60601.
RECITALS:
     WHEREAS, the MPF Provider and Pittsburgh Bank are Federal Home Loan Banks (“FHLBs”) established under the authority of the Federal Home Loan Bank Act, 12 U.S.C. § 1421 et seq., to carry out a housing finance mission which includes supporting mortgage finance in a safe and sound manner;
     WHEREAS, in support of its housing finance mission, the MPF Provider has developed the MPF Program, a financial services product whereby the MPF Provider funds Program Loans through its PFIs acting as agents of the MPF Provider, or whereby the MPF Provider purchases Program Loans from its PFIs, pursuant to a separate MPF Program Participating Financial Institution Agreement (“PFI Agreement”) with each PFI;
     WHEREAS, the Pittsburgh Bank wishes (i) to provide its members and housing associates access to the MPF Program, (ii) to acquire Program Loans from or through its PFIs pursuant to the MPF Program, and (iii) to have the MPF Provider operate and maintain the MPF Program for the benefit of the Pittsburgh Bank and its PFIs, in addition to the MPF Provider and any other MPF Banks that participate in the MPF Program;
     WHEREAS, the MPF Provider is willing (i) to make the MPF Program available to those Pittsburgh Bank PFIs designated by the Pittsburgh Bank, and (ii) to operate and maintain the MPF Program for the benefit of the Pittsburgh Bank as well as itself and other MPF Banks, subject to the terms and conditions set forth in this Agreement; and
     WHEREAS, the parties wish to replace the Mortgage Partnership Finance Services Agreement dated April 30, 2006 (the “Prior Services Agreement”) between the parties with this Agreement.
     NOW THEREFORE, in consideration of the foregoing recitals, for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged and the mutual covenants and conditions herein contained, the parties hereto hereby agree as follows:

I. CERTAIN DEFINITIONS
     As used herein, the following terms shall have the following respective meanings:
     “Active MPF Bank” shall mean an MPF Bank that has entered into an MPF Services Agreement substantially in the form of this Agreement and such MPF Services Agreement has not been terminated.
     “Annual Percentage Fee” shall have the meaning set forth in Exhibit A attached hereto.
     “Annual Percentage Rate” shall have the meaning set forth in Exhibit A attached hereto.
     “Borrower” shall mean the obligor or obligors under any Program Loan.
     “Business Day” shall mean any day that the MPF Provider is open for business.
     “Clearing Account” shall mean the Pittsburgh Bank’s deposit account or accounts at the MPF Provider, pursuant to the MPF Provider standard agreement for such account(s) from time to time, for the clearing of debits and credits between the MPF Provider and the Pittsburgh Bank.
     “Consult” and “Consultation” shall mean, with respect to any references to “consult with” or “consultation with” the MPF Banks or Active MPF Banks, that the MPF Provider shall provide the MPF Banks or Active MPF Banks, as applicable, reasonable opportunity to review and comment on any proposed action or documents, and shall reasonably consider such comments in determining the appropriate action or preparing or revising such documents.
     “Custodian” shall mean, at any time, a custodian to which the MPF Provider delegates its duties and obligations under the MPF Program to hold the Loan Documents pertaining to Program Loans, including but not limited to the MPF Custodian.
     “Custody Agreement” shall have the meaning set forth in Section 5.1.
     “Custody Addendum” shall have the meaning set forth in Section 5.1. and shall be substantially in the form of Exhibit B.
     “Customized Enhancement” shall mean a technical enhancement to the MPF Program system made at the request of one or more MPF Banks that primarily benefits such MPF Bank(s).
     “DDA” shall mean a transactional account with an MPF Bank or the MPF Provider.
     “FHFB” shall mean the Federal Housing Finance Board or any successor regulatory agency.
     “FHLB Guide” shall mean the Guide for the MPF Banks published by the MPF Provider detailing policy and procedures among the MPF Banks for their participation in the MPF Program, and detailing the Services that will be provided by the MPF Provider, as the same may be amended as provided in Section 8.9, which FHLB Guide is hereby incorporated by reference into this Agreement.

     “Guides” shall mean, collectively, the MPF Origination Guide and the MPF Servicing Guide, and all constituent guides, manuals, forms and exhibits, promulgated by the MPF Provider for the MPF Program as the MPF Provider may revise them from time to time after consultation with the Active MPF Banks as provided for in the FHLB Guide.
     “Large Master Commitment” shall mean a Master Commitment of Five Hundred Million Dollars ($500,000,000) or greater.
     “Liquidity Option Notice” shall mean a notice to MPF Provider that the Pittsburgh Bank elects to not issue Delivery Commitments for the balance of the Business Day.
     “Loan Documents” shall mean, for any Program Loan, the note, the mortgage or other security documents executed and delivered by the applicable Borrower and all other documents evidencing or securing such Program Loan, as the same may be amended, supplemented, modified or restated from time to time.
     “Loan Recoveries” shall mean all payments and any other sums received with respect to a Program Loan, including, but not limited to, from the disposition of any collateral for such Program Loan.
     “LOMPA” shall mean that certain MPF Program Liquidity Option and Master Participation Agreement dated as of September 15, 2000, as amended from time to time, or such successor participation agreement as may be substituted by the parties.
     “MPF Banks” shall mean the Pittsburgh Bank, any other FHLB that has entered into an agreement with the MPF Provider to offer the MPF Program to its members and housing associates, and the MPF Provider in its capacity as an investor in Program Loans.
     “MPF Custodian” shall mean the institution to which the MPF Provider delegates certain of its Master Custodian duties and obligations from time to time, the name of which shall be published in the Guides as the MPF Custodian for the MPF Program.
     “MPF Master Servicer” shall mean the institution to which the MPF Provider delegates certain of its Master Servicer duties and obligations from time to time, the name of which shall be published in the Guides as the MPF Master Servicer for the MPF Program.
     “Master Commitment” shall mean an agreement between an MPF Bank and its PFI pursuant to which the PFI agrees to originate Program Loans for, or sell Program Loans to such MPF Bank, credit enhance and service such Program Loans thereafter, in accordance with the Guides.
     “Master Servicer” shall mean the MPF Provider as the master servicer of the Program Loans under the MPF Program.
     “Master Servicing Agreement” shall have the meaning set forth in Section 5.2.

     “MPF Program” shall mean the Mortgage Partnership Finance® Program of the MPF Provider, which is based upon the Guides, the PFI Agreements and the Master Commitments.
     “MPF Program Center” shall have the meaning set forth in Section 5.7.
     “Note” shall mean, for any Program Loan, the promissory note from the Borrower evidencing such Program Loan.
     “Operational Matters” shall mean the following activities and functions involving contact with PFIs that are performed by the MPF Provider and are necessary for the normal operation of the MPF Program:
a) providing pricing for Delivery Commitments;

b) transacting Delivery Commitments for PFIs;

c) providing for PFI funding and credit enhancing of Program Loans;

d) coordinating and correcting electronic communications, including providing for data delivery, integrity and security;

e) monitoring and coordinating PFI custodial compliance, fees and custodial waivers;

f) monitoring and supporting servicing of Program Loans, such as remittance processing, investor reporting including delinquency reporting, reconciliation of custodial accounts, repurchase of ineligible loans, current loan and defaulted loan management, such as workouts, forbearance plans, presales, deeds-in-lieu and foreclosure bidding instructions;

g) monitoring loss mitigation, insurance claim settlement and REO disposition;

h) reviewing and coordinating servicing sales or transfers;

i) operating the MPF Program Center, including providing the Service Center and a customer support desk;

j) performing quality control reviews and providing follow-up on quality control findings and remedies;

k) providing general information about the MPF Program at trade shows;

l) monitoring and supporting MPF Shared Funding® acquisitions and servicing; and

m) any other service as shall be added to the FHLB Guide from time to time with the consent of the majority of Active MPF Banks.
     “Participation Share” shall mean a Participant’s pro rata participation interest in the Program Loans the Pittsburgh Bank funds or purchases under the MPF Program.
     “Participant” shall mean an entity who acquires an ownership or a participation interest in some or all of the Program Loans delivered or serviced by a PFI to or for the Pittsburgh Bank.
     “PFI” shall mean a member or housing associate of the MPF Bank that is a “participating financial institution” which elects to participate in the MPF Program by executing a PFI Agreement with the MPF Bank.
     “Prior Services Agreement” shall have the meaning set forth in the Recitals to this Agreement.
     “Program Loan” shall mean a residential loan to a Borrower that is evidenced by a promissory note and secured by a mortgage lien, deed of trust, security deed or other security instrument either made or acquired by a PFI or originated by a PFI for an MPF Bank.

     “Service Center” shall have the meaning set forth in Section 5.7.
     “Servicer” shall have the meaning set forth in the PFI Agreement.
     “Services” shall mean the operational systems as outlined in Article IV and the services outlined in Article V, including but not limited to the Operational Matters, and more particularly described in the FHLB Guide, provided by the MPF Provider.
     “Servicing Transfer Agreements” shall mean those certain Mortgage Partnership Finance Servicing Transfer Agreements dated September 19, 2000 and May 30, 2001.
     “Termination Core Services Fee” shall have the meaning set forth in Section 2 of Exhibit A attached hereto.
     “Trigger Event” shall mean any of the following: (a) a court of competent jurisdiction determines that the FHLBs do not have the authority to offer the MPF Program; (b) the FHFB orders or otherwise causes the MPF Banks to stop offering the MPF Program; (c) legislation is enacted which withdraws the FHLBs’ authority to offer the MPF Program; (d) the MPF Program is conclusively determined to violate consumer or other federal or relevant state laws or otherwise does not comply with applicable law in a manner that materially affects the structure or processes of the MPF Program; or (e) if the Pittsburgh Bank’s PFIs fail to deliver any Program Loans under the MPF Program for a period of twenty-four (24) continuous months occurring after the date of this Agreement, the MPF Provider shall have the right to treat this occurrence as a Trigger Event.
     “Transaction Services Fee” shall mean, at any time, the fee charged by the MPF Provider to the MPF Banks for Services provided by the MPF Provider in connection with Program Loans owned by such MPF Banks.
     “TSF Floor” shall mean the minimum amount, in the aggregate, of Transaction Services Fee payable by the Pittsburgh Bank in a calendar year.
     “TSF Loans” shall mean the Pittsburgh Bank’s retained interest in the Program Loans it funds or purchases on or after May 1, 2006, excluding, however, any Program Loans that the parties agree in writing to not treat as TSF Loans.
     “TSF Notice” shall mean a written notice delivered by the MPF Provider to all MPF Banks setting forth the Annual Percentage Rate for the TSF Loans acquired in a calendar year and the TSF Floor or formula for determining the TSF Floor for that calendar year.
     Other terms used herein shall be defined as set forth in this Agreement. Any capitalized term used herein, which is not so defined, shall have the meaning ascribed to such term in the Guides, the LOMPA or Servicing Transfer Agreements. The singular shall include the plural as the context may require.

     II. TERM AND FEES
2.1. Term of Agreement. (a) Unless terminated earlier as provided in Article VII, this Agreement shall continue in force until terminated by either party giving the other one hundred eighty (180) days’ written notice.
(b) Notwithstanding the termination of this Agreement for any reason, the obligations of the parties shall continue with respect to all Program Loans funded or purchased under this Agreement pursuant to Delivery Commitments issued prior to such termination, including, without limitation, the MPF Provider shall provide the Services for each Program Loan acquired by the Pittsburgh Bank, and the Pittsburgh Bank shall pay the applicable Transaction Services Fees, continuously from the date of such termination until the earliest of:
     (1) the Program Loan’s principal and interest have been paid in full in accordance with the requirements of the PFI Agreement; or
     (2) the Program Loan has been foreclosed or liquidated, the security property therefor properly disposed of, and the claim settled with the PFI; or
     (3) in accordance with the procedures set forth in the FHLB Guide, the MPF Provider’s obligations are (i) transferred to a third party by agreement of the Pittsburgh Bank and the MPF Provider, (ii) transferred to a third party on written direction of the FHFB or (iii) with the consent of the MPF Provider, assumed by the Pittsburgh Bank.
(c) Upon the termination of this Agreement for any reason, the Pittsburgh Bank agrees to use commercially reasonable efforts to promptly return to the MPF Provider all marketing and operational materials previously provided by the MPF Provider, and no longer needed by the Pittsburgh Bank to fulfill its remaining obligations hereunder, unless other mutually acceptable arrangements have been made.
     2.2. Transaction Services Fee. Commencing September 1, 2007, the Pittsburgh Bank shall pay a monthly Transaction Services Fee to the MPF Provider as compensation for the Services to be provided to the Pittsburgh Bank. The rate and amount of the Transaction Services Fee shall be determined as set forth in Exhibit A attached hereto and made a part hereof.
     2.3. Additional Services Fees. In the event the Pittsburgh Bank requests the MPF Provider to provide any additional services other than the Services specified in the FHLB Guide as regular or standard Services, the Pittsburgh Bank shall pay the fees for such additional Services as provided in the FHLB Guide or as may be agreed to between the parties. The fees for additional services listed in the FHLB Guide may only be increased on not less than ninety (90) days’ prior written notice.
III. MARKETING TO PITTSBURGH BANK PFIs AND TRAINING
     3.1. Designation of Pittsburgh Bank PFIs. Any marketing of the MPF Program to the members and housing associates of the Pittsburgh Bank shall be done by the Pittsburgh Bank. The Pittsburgh Bank may authorize the MPF Provider’s marketing staff to participate in marketing activities in accordance with the FHLB Guide. The Pittsburgh Bank agrees that the

MPF Provider’s officers and employees may contact officers and employees of Pittsburgh Bank PFIs for Operational Matters contemplated by this Agreement or any PFI Agreement.
     3.2. Operational Training. From time to time, the MPF Provider will provide training for Pittsburgh Bank employees who will have responsibility for completing and administering PFI Agreements and Master Commitments in conjunction with the MPF Provider, and as needed when new products or product or system enhancements are introduced or other significant changes are made to the MPF Program. The training shall take place as provided for in the FHLB Guide.
IV. OPERATIONAL SYSTEMS
     4.1. Loan Funding and Reporting Systems. The MPF Provider shall work with the Pittsburgh Bank to maintain an appropriate interface or method for receiving or sending data transmissions and reports to or from the MPF Provider, and the Pittsburgh Bank’s PFIs shall have use of the same systems for accessing the MPF Program, including Internet access, as the MPF Provider makes available to its own PFIs. Data regarding the Pittsburgh Bank PFIs and the Program Loans serviced by its PFIs will be processed on the same system the MPF Provider uses to process its own MPF Program data.
     4.2. Deliverables. The MPF Provider shall provide the following reports, inquiry capabilities, and electronic data transmission to the Pittsburgh Bank or its PFIs, as applicable:
     4.2.1. PFI Reports. Subject to the timely receipt of accurate data from the Pittsburgh Bank’s PFIs, the MPF Provider shall provide the same reports to the Pittsburgh Bank’s PFIs as the MPF Provider supplies to the MPF Provider’s PFIs. These reports are generally described in the Guides. Any supplemental reports will be made available to the Pittsburgh Bank’s PFIs in the same way that they are made available to the MPF Provider’s PFIs.
     4.2.2. Management Reports. The MPF Provider shall provide such reports to the Pittsburgh Bank as are described and with the frequency set forth in the FHLB Guide.
     4.2.3. On-Line Inquiry. Access to certain information in the MPF Program system will be made available through on-line inquiry by the Pittsburgh Bank. The method for making inquiry and the nature of the available data is set forth in the FHLB Guide.
     4.2.4. Electronic Data Transmission. Certain accounting and PFI transaction account data shall be transmitted by the MPF Provider to the Pittsburgh Bank the evening of each Business Day to enable the Pittsburgh Bank to post such data to its general ledger and to the Pittsburgh Bank’s PFIs’ DDA’s with the Pittsburgh Bank. The method for transmission has been developed with the cooperation of the Pittsburgh Bank and the specific types of data to be transmitted are set forth in the FHLB Guide.

     4.3. Program Enhancements.
     4.3.1. System Review. The MPF Provider shall hold periodic meetings to discuss possible changes and enhancements to the MPF Program system and to prioritize the scheduling of any such enhancements. Such meetings will be open to all Active MPF Banks, who can attend in person or telephonically. The MPF Provider will give the Active MPF Banks at least thirty (30) day’s notice prior to implementing any material MPF Program system enhancements, modifications or other changes unless a shorter period is mandated by the FHFB or applicable law or regulation.
     4.3.2. Customized Enhancements. The Pittsburgh Bank may request Customized Enhancements which shall be handled in accordance with the provisions of the FHLB Guide.
     4.3.3. Reimbursement by Other FHLBs. If, during the term of this Agreement, other MPF Banks adopt any Customized Enhancements paid for by the Pittsburgh Bank, the FHLB Guide shall provide a method for sharing such costs. The MPF Provider will use commercially reasonable efforts to facilitate such cost sharing.
V. PARTICIPATION IN MPF PROGRAM
5.1. Services of the Custodian. (a) The MPF Provider shall act as the custodian for the Pittsburgh Bank with respect to all Program Loans funded or purchased by the Pittsburgh Bank pursuant to the MPF Program. The MPF Provider may discharge this duty by entering into a custody agreement (a “Custody Agreement”) with the MPF Custodian or any other entity which the MPF Provider deems qualified to act as a Custodian. The MPF Provider shall have direct and primary responsibility to the Pittsburgh Bank for the performance of the duties of the MPF Custodian under the Custody Agreement, subject, however, in connection with the use of a Custodian other than the MPF Custodian, to the terms of each addendum to be executed by the parties substantially in the form attached hereto as Exhibit B (each, a “Custody Addendum”).
(b) The MPF Provider shall perform or cause to be performed the following custodial duties for the Pittsburgh Bank’s Program Loans, which shall be done in compliance with the provisions of the PFI Agreements, the Guides and the FHLB Guide:
(i) To hold the Loan Documents and any other documents or papers relating to a Program Loan deposited with the Custodian as an agent for and bailee of the Pittsburgh Bank in the same manner as the MPF Provider holds Loan Documents pertaining to its own Program Loans;
(ii) To review the documents received with respect to a Program Loan to confirm whether they comply with the MPF Program requirements;
(iii) To provide exception reports and status reports regarding Loan Documents as provided for in the FHLB Guide;
(iv) Upon the payment in full or the purchase by a PFI of a Program Loan, or as needed for servicing or foreclosure purposes, to release the Loan Documents to the Servicer or notify the Servicer that the Loan Documents are no longer held by the Custodian; and
(v) To maintain or cause each Custodian to maintain customary fidelity and other insurance in connection with the performance of its obligations under the

Custody Agreement, and, upon request of the Pittsburgh Bank, to provide a copy of a Custodian’s annual officer’s certificate or, if the MPF Provider has copies of the Custodian’s insurance certificates, a copy of such certificates.
As part of its custodial duties hereunder, the MPF Provider, for the benefit of the Pittsburgh Bank, shall use commercially reasonable efforts to enforce the obligations of each Custodian under its Custody Agreement. Such enforcement shall be in such form and carried out to such an extent and at such time as the MPF Provider, in its good faith business judgment, would require if it were the owner of the related Program Loans. Subject to the terms of each Custody Addendum and notwithstanding the terms of any Custody Agreement, no delegation of custodial obligations to a Custodian pursuant to such Custody Agreement shall relieve the MPF Provider from its custodial obligations hereunder, and the MPF Provider shall remain obligated and primarily liable to the Pittsburgh Bank for the custody of the Program Loans in accordance with the provisions of this Agreement.
(c) In the event that a Custodian fails to produce a Loan Document when requested by the Servicer or the MPF Provider (on behalf of the Pittsburgh Bank), and provided that (i) each Custodian previously acknowledged in writing that it had possession of such Loan Document, (ii) such Loan Document is not outstanding pursuant to a prior request for release from the Servicer, and (iii) such Loan Document was held by the Custodian on behalf of the Pittsburgh Bank (a “Custodial Delivery Failure”), then the MPF Provider shall, with respect to any missing Loan Document, furnish or cause the Custodian to furnish a lost Loan Document affidavit in a form reasonably satisfactory to the Pittsburgh Bank and to indemnify (such indemnification to survive any termination of the Custody Agreement) the Pittsburgh Bank and the Servicer, and their respective designees, harmless against any and all direct liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, including reasonable attorneys’ fees, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of such Custodial Delivery Failure, provided that neither the MPF Provider nor the Custodian shall be liable for consequential damages.
(d) Each Custodian shall acknowledge that it holds the Loan Documents pertaining to Program Loans owned or held by the Pittsburgh Bank which come into its possession for the benefit of the Pittsburgh Bank, and shall dispose of the same only in accordance with instructions furnished by the MPF Provider on behalf of the Pittsburgh Bank. The Custodian shall not, however, be required to verify the validity, sufficiency or genuineness of any Loan Document. With respect to any Custodian other than the MPF Custodian that is a custodian for Program Loans owned by the Pittsburgh Bank, the MPF Provider, upon the request of the Pittsburgh Bank, will provide to the Pittsburgh Bank a summary report of any audits of such Custodian performed directly or through a vendor, by the MPF Provider. Further, upon the request and at the expense of the Pittsburgh Bank, the MPF Provider shall request the Custodian to provide the Pittsburgh Bank a certification that lists of all Program Loans owned by the Pittsburgh Bank for which the Custodian holds Loan Documents.
5.2. Services of the MPF Master Servicer. (a) The MPF Provider shall act as the Master Servicer for the Pittsburgh Bank with respect to all Program Loans funded or purchased by the Pittsburgh Bank pursuant to the MPF Program. The MPF Provider may discharge this duty by entering into a master servicing agreement (a “Master Servicing Agreement”) with any entity which the MPF Provider deems qualified to act as the MPF Master Servicer. The MPF Provider shall have direct and primary responsibility to the Pittsburgh Bank for the performance of the duties of the MPF Master Servicer under the Master Servicing Agreement.
     (b) The MPF Provider shall perform or cause to be performed the following master servicing duties, which shall be done in compliance with the provisions of the PFI Agreements, the Guides, and the Servicing Agreements:
(i) To supervise, monitor and oversee the servicing of the Program Loans and the performance of each Servicer of its services, duties and obligations under the Servicing Guide;
(ii) To receive and review all reports and data that are provided and are deliverable under the Servicing Guide by each Servicer;
(iii) To collect information, reconcile such information with each Servicer, and submit reports pertaining to the Program Loans and any funds due with respect thereto, to the Pittsburgh Bank as provided for in the FHLB Guide;
(iv) To recommend to the Pittsburgh Bank corrective action to be taken relative to any Servicer that fails to comply with the terms and conditions of the Servicing Guide with respect to defaulted Program Loans or the property encumbered as security for Program Loans;
(v) To notify the Pittsburgh Bank in the event a Servicer has materially or consistently defaulted under the PFI Agreement or Servicing Guide and to advise the Pittsburgh Bank of its recommended response to the default;
(vi) To maintain or cause the MPF Master Servicer to maintain customary fidelity and other insurance in connection with the performance of the obligations under the Master Servicing Agreement, and, upon request of the Pittsburgh Bank, to provide a copy of insurance certificates indicating such insurance is in effect or a copy of an officer’s certificate of the MPF Master Servicer certifying that such insurance coverage is in full force and effect;
(vii) To make its books and records relating to the services performed under the Master Servicing Agreement or those of the MPF Master Servicer accessible for inspection and copying by the supervisory agents and examiners of the FHFB at any time during normal business hours, and by the Pittsburgh Bank as arranged and coordinated by the MPF Provider.
     As part of its master servicing duties hereunder, the MPF Provider, for the benefit of the Pittsburgh Bank, shall use commercially reasonable efforts to enforce the obligations of the MPF Master Servicer under the Master Servicing Agreement in the same manner as the MPF Provider would act if the MPF Provider were the owner of the related Program Loans. Notwithstanding the MPF Provider’s delegation of master servicing obligations to the MPF Master Servicer pursuant to the Master Servicing Agreement, the MPF Provider shall not be relieved from its master servicing obligations hereunder, and the MPF Provider shall remain obligated and primarily liable to the Pittsburgh Bank for the master servicing of the Program Loans in accordance with the provisions of this Agreement, provided, however, that the MPF Provider’s liability arising from or related to its master servicing obligations under this Section 5.2 shall be limited solely to liability resulting from the MPF Provider’s or MPF Master Servicer’s negligence or willful misconduct.
     5.3. Approval of Pittsburgh Bank PFIs. The Pittsburgh Bank shall provide the MPF Provider with a copy of each member’s or housing associate’s PFI application, or portion thereof as specified in the FHLB Guide, upon the approval of a PFI. After obtaining the consent of the majority of the Active MPF Banks as provided in the FHLB Guide, the MPF Provider may pass through to the Active MPF Banks outside counsel fees incurred in connection with the development or drafting of PFI documents or matters generally affecting the MPF Program prospectively, provided, however, that the MPF Provider may pass through to the Active MPF Banks such outside counsel fees which do not exceed $5,000 without prior consultation. After consultation with the MPF Banks as provided in the FHLB Guide, the MPF Provider may pass through to the MPF Banks outside counsel fees incurred in connection with matters generally affecting the MPF Program on a programmatic basis, provided, however, that the MPF Provider may pass through to the MPF Banks such outside counsel fees which do not exceed $5,000 without prior consultation. The Pittsburgh Bank agrees to administer its PFI Agreements in accordance with their terms, including the Guides and all incorporated documents. The Pittsburgh Bank hereby acknowledges that the MPF Provider and other MPF Banks have an interest in consistent implementation of the MPF Program, and as the drafter of the MPF Program documents, the MPF Provider can provide an authoritative interpretation of such documents in the event of conflict with a PFI over their meaning. The obligations of the Pittsburgh Bank under this Section 5.3 shall survive termination of this Agreement.
     5.4. Creditworthiness of PFIs. The Pittsburgh Bank shall be responsible for evaluating the creditworthiness of each of its PFIs to provide the credit enhancement required of a PFI under the MPF Program. However, any MPF Bank that has acquired or acquires a participation in Pittsburgh Bank Program Loans or acquires Program Loans from Pittsburgh Bank PFIs shall be responsible for its own credit decision with respect to its investment in such assets. Consistent with applicable law and regulation and as provided in the FHLB Guide, the Pittsburgh Bank shall promptly provide notice to the MPF Provider of any material adverse changes in the financial condition of any Pittsburgh Bank PFIs of which it becomes aware and that the Pittsburgh Bank reasonably believes could result in the PFI’s breach of the PFI Agreement.
     5.5. Training of Pittsburgh Bank PFIs. The Pittsburgh Bank shall have primary responsibility for the training of its PFIs. The MPF Provider may provide training to personnel of the Pittsburgh Bank’s PFIs and the costs and expenses for providing such training shall be paid as provided in the FHLB Guide. All PFI training materials shall be supplied by or reviewed by the MPF Provider.
     5.6. MPF Program Materials. Any MPF Bank may submit requests for revisions to the PFI Agreements, the Guides and other MPF Program documents at any time. The MPF Provider may revise the form of the PFI Agreements, the Guides or any other MPF Program document at any time, provided that the MPF Provider consult with the Active MPF Banks with respect to any material revisions to the PFI Agreements and the Guides as provided in the FHLB Guide.

     5.7. Support of Pittsburgh Bank PFIs. The MPF Provider shall be responsible for providing the Operational Matters support to all MPF Banks’ PFIs by establishing an MPF Program Center (“MPF Program Center”) which shall include the MPF Service Center (“Service Center”) and a customer support desk. The MPF Program Center and Service Center operations are described in the FHLB Guide. The MPF Provider shall ensure that the MPF Program Center is adequately staffed to service the Pittsburgh Bank PFIs in a commercially reasonable manner and with no less service than the MPF Provider is providing to its own PFIs. The MPF Provider shall provide the data transmissions and reports as required by the FHLB Guide.
     5.8. Execution of Master Commitments. The Pittsburgh Bank will enter into each Master Commitment in accordance with the FHLB Guide. The MPF Program Center’s personnel will be responsible for entering each Master Commitment into the MPF Program system. Excluding Master Commitments or Program Loans that are subject to waivers approved by the Pittsburgh Bank, the MPF Provider shall determine the Actual Credit Enhancement for each Master Commitment using a methodology that complies with the requirements of 12 C.F.R. § 955.3, as amended or superseded.
     5.9. Delivery Commitments; Pricing.
     5.9.1. Pricing of Loans. (a) Pursuant to the delegation of pricing authority as permitted by the FHFB at 12 CFR Part 955.5(c), the Pittsburgh Bank, except as set forth in subsection (b) hereof, has elected to utilize the pricing methodology developed by the MPF Provider, provided that such methodology shall not be modified without prior notice to the Pittsburgh Bank. Thus, the MPF Provider shall be responsible for the calculation and publication of the prices for the Pittsburgh Bank applicable to all Program Loans.
(b) The Pittsburgh Bank may, with respect to any or all of its Large Master Commitments, request that the MPF Provider permit the Pittsburgh Bank to set prices for all the Delivery Commitments issued under such Large Master Commitment in accordance with and subject to the procedures and limitations the MPF Provider may publish in the FHLB Guide. Upon the Pittsburgh Bank utilizing such procedures, then the MPF Provider shall employ the prices communicated by the Pittsburgh Bank in the issuance of Delivery Commitments under the Large Master Commitment. The MPF Provider’s facilitation of any special prices for Large Master Commitments is excluded from the MPF Provider’s representations and warranties provided in Section 6.6 of this Agreement.
     5.9.2. Delivery Commitments. (a) As provided in the Guides, the MPF Program Center will publish Rate and Fee Schedules for all Program Loans. Rate and Fee Schedules are subject to change as provided for in the Guides. Delivery Commitments will be managed as specified in the Guides and the FHLB Guide. The MPF Program Center will provide reports and loan data transmissions concerning all Delivery Commitment activities of the Pittsburgh Bank PFIs to the Pittsburgh Bank at the times and in the manner provided in the FHLB Guide. The funding and purchasing of Program Loans will be processed through a PFI’s DDA with the Pittsburgh Bank. The MPF Program Center shall compute any Pairoff Fees (or any similar fees) that are owed to the Pittsburgh Bank by any PFI and will report these amounts to the Pittsburgh Bank. The

Pittsburgh Bank shall be responsible for collecting Pairoff Fees (or any similar fees) from its PFIs and disbursing the same to itself and via deposit to its Clearing Account, to its Participants (including the MPF Provider), as applicable.
(b) On any Business Day, the Pittsburgh Bank may give a Liquidity Option Notice to the MPF Provider as provided for in the FHLB Guide. Upon receipt, the MPF Provider shall set the MPF Program system so that no Delivery Commitments will be issued to the Pittsburgh Bank’s PFIs until the next Business Day.
(c) Pittsburgh Bank not open on a Business Day. In the event that the Pittsburgh Bank is not opened for business on or closes prior to the scheduled close of business during any Business Day, Delivery Commitments may be issued in accordance with the FHLB Guide if any Participant(s) is willing to acquire, in the aggregate, a 100% Participation Share therein. Such Delivery Commitments shall be deemed Designated Delivery Commitments as defined in, and governed by, the LOMPA, except that the Pittsburgh Bank hereby agrees that its signature is not needed on any notice or direction to the MPF Provider for the Participation Shares to be effective with respect to such Designated Delivery Commitments.
     5.10. Quality Control and Loss Mitigation. The MPF Provider will perform the same level of quality control review and loss mitigation oversight for the Pittsburgh Bank’s Program Loans as it performs for its own Program Loans which will be performed as provided in the FHLB Guide. If requested and paid for by the Pittsburgh Bank, the MPF Provider will use commercially reasonable efforts to provide additional quality control reviews. MPF Provider agrees to re-evaluate its quality control practices, including sampling adequacy, when business conditions warrant such re-evaluation, to ensure that MPF practices comply with industry and regulatory standards. Nothing in this Section 5.10 shall limit the Pittsburgh Bank from conducting its own quality control reviews or exercising oversight of its PFI’s origination and servicing functions to the extent the Pittsburgh Bank is required to do so under applicable law or regulation or otherwise directed to do so by the FHFB.
     5.11. Transactional Relationships.
     5.11.1. Maintenance of Accounts at the MPF Provider. The Pittsburgh Bank will establish and maintain the Clearing Account with the MPF Provider.
     5.11.2. Funding of Payment Obligations. The MPF Provider hereby consents to the Pittsburgh Bank withdrawing funds from the Clearing Account from time to time to satisfy the MPF Provider’s payment obligations under this Agreement. The Pittsburgh Bank hereby consents to the MPF Provider withdrawing funds from the Clearing Account from time to time to satisfy the Pittsburgh Bank’s obligations to pay any fees and any other payment obligation under this Agreement.
     5.11.3. Interest on Clearing Account. In accordance with the Master Transactions Agreement between the MPF Provider and the Pittsburgh Bank, the MPF Provider will credit to the Pittsburgh Bank’s Clearing Account interest on the outstanding balance thereof from time to time in accordance with the Master Transactions Agreement, at the rate of interest paid by the MPF Provider to all MPF Banks under the MPF Program, as the same is published in the FHLB Guide from time to time (the “MPF Bank Rate”). In the event that any withdrawal from the Pittsburgh Bank’s Clearing Account shall cause the balance in such account to become negative, such deficit shall be deemed a loan from the MPF Provider to the Pittsburgh Bank, payable upon demand and bearing interest at the rate charged by the MPF Provider to all MPF Banks under the MPF Program, as the same is published in the FHLB Guide from time to time (the “MPF Bank Default Rate”). If at any time the MPF Bank Default Rate is not published in the FHLB Guide, the MPF Bank Default Rate, for any day, shall be equal to the MPF Bank Rate for that day plus 200 basis points (2.0%).
5.12. Relationship of the Parties; Restrictions on Transfers. (a) The Pittsburgh Bank will receive and hold all receipts and collections with respect to the Program Loans funded through or purchased from the Pittsburgh Bank PFIs, for the benefit of itself and any other Participants who may invest therein, in accordance with their respective interests in the Program Loans. Except to the extent of its obligations under Section 5.1(a), the MPF Provider shall have no fiduciary duty to the Pittsburgh Bank. Except to the extent of its obligations under Sections 6.4.1. and 7.3., the Pittsburgh Bank shall have no fiduciary duty to the MPF Provider.
(b) Notwithstanding the foregoing, the Pittsburgh Bank agrees that it will not sell or transfer any of its interests in Program Loans or its rights under this Agreement, or any portion of any thereof, except (i) to another FHLB or member or housing associate of an FHLB, (ii) to an institutional third party investor approved of in writing by the MPF Provider, which approval shall not be unreasonably withheld, or (iii) to the PFIs providing the credit enhancement for such Program Loans, provided, however, servicing must be provided by a PFI or an MPF Program approved Servicer, and unless such covenants and obligations have been assigned to another MPF Bank or other approved investor in such Program Loans, the Pittsburgh Bank shall continue to monitor the creditworthiness of its PFIs and, when appropriate to protect the interests of the holders of the Program Loans, obtain a perfected security interest in collateral to secure any of its PFIs’ obligations under their respective PFI Agreements. The MPF Provider will continue to provide reports defined by Master Commitment.
(c) Participation Shares in the Program Loans, whether previously acquired by the MPF Provider pursuant to the Prior Services Agreement or acquired by any MPF Bank during the term of this Agreement, shall be deemed to be pursuant to and governed by the terms of the LOMPA.
     5.13. Memo Spread Account/First Loss Account Allocations. The MPF Provider and the Pittsburgh Bank shall each maintain its own respective loan loss reserves with respect to the Program Loans. The Spread Account/First Loss Account (which is a memorandum account used for tracking purposes) for any Master Commitment in which there are Participants will be allocated between or among the parties as provided for in the LOMPA.
     5.14. Rescission of Payments. For all Program Loans in which a Participant owns an interest, the LOMPA shall govern the situation in which all or part of any payment of Loan Recoveries or other amounts paid to the Pittsburgh Bank is rescinded or must otherwise be returned for any reason.

     5.15. Product Development. The MPF Provider shall receive submissions from the Pittsburgh Bank which may be made in conjunction with other MPF Banks, for new products to be offered under the MPF Program, as provided for in the FHLB Guide.
     5.16. Financial Reporting and Controls. The MPF Provider shall provide an annual Type II SAS 70 audit report of its internal controls pertaining to the Services and shall consult with the Active MPF Banks prior to the engagement of the auditor concerning the terms of the audit, including the time period covered, the form, scope and content of the audit report, and when the audit reports are to be provided to the MPF Banks, in accordance with the procedures set forth in the FHLB Guide. For the period between the end of the audit period and December 31st of each year, the MPF Provider shall provide the Pittsburgh Bank with a letter, on or before the date specified in the FHLB Guide, stating whether the MPF Provider implemented, during that period that is not covered by the audit reports, any material changes to the MPF Program systems which impact the operating effectiveness of controls covered by the SAS 70 audit report and, if so, containing such certifications as specified in the FHLB Guide.
     5.17. Service Level Commitments. The MPF Provider agrees that it shall perform the Services in accordance with the service levels set forth in the FHLB Guide.
VI.      REPRESENTATIONS AND COVENANTS
     6.1. Participation Share and Management of Assets. —
        6.1.1. Participation Share. The MPF Provider shall be able to rely on the written direction of the Pittsburgh Bank delivered in accordance with the FHLB Guide to confirm to any Participant participating in Program Loans acquired by the Pittsburgh Bank that such Participant is vested in its Participation Share in each such Program Loan upon its acquisition by the Pittsburgh Bank, without the need for further documentation, upon the deposit of funds equal to the Participant’s Participation Share to the Pittsburgh Bank’s Clearing Account.
        6.1.2. Management of Assets. The PFIs are obligated under the terms of the PFI Agreements to perform all customary servicing functions, including loss mitigation and property disposition, with respect to the Program Loans. The Pittsburgh Bank shall have the responsibility for exercising commercially reasonable efforts to enforce the terms of the PFI Agreement and PFIs’ compliance with the Guides, on behalf of itself and such other parties identified in the FHLB Guide.
     6.2. Risk of Loss. The Pittsburgh Bank assumes all risk of loss in connection with its investment in Program Loans, and its execution of each PFI Agreement and each Master Commitment except for any losses arising directly from the negligence or willful misconduct of the MPF Provider in its provision of the Services pursuant to this Agreement or breach of its fiduciary duties specified in Section 5.1(a); provided, however, that such assumption of risk is not intended to waive or release the liability of any person or entity that is not a party to this Agreement. The Pittsburgh Bank acknowledges that it is familiar with the Guides and the FHLB Guide and the operation of the MPF Program as described therein.

     6.3. Default by PFIs; Enforcement. Each of the parties is entitled to assume that no PFI default or event which, with the giving of notice or lapse of time, or both, would constitute such a default, has occurred and is continuing unless such party (i) has actual knowledge of such default or event, or (ii) has been notified in writing that such a default or event has occurred.
     6.4. Pittsburgh Bank’s Covenants. The Pittsburgh Bank covenants and agrees as follows:
     6.4.1. Collateral for Credit Enhancement. In accordance with the FHLB Guide the Pittsburgh Bank shall obtain a perfected security interest in collateral and the proceeds of all collateral provided from time to time by each Pittsburgh Bank PFI under its PFI Agreement or any other credit agreement, securing the PFI’s obligations under its PFI Agreement.
     6.4.2. Use of Intellectual Property. The MPF Provider hereby licenses to the Pittsburgh Bank the limited right to use the trademarks “Mortgage Partnership Finance,” “MPF,” “eMPF,” “MPF Shared Funding,” the “Mortgage Partnership Finance” logo and “MPF” logo (individually, a “Mark” and together, the “Marks”) in connection with the exercise of the Pittsburgh Bank’s rights and responsibilities under this Agreement including, without limitation, the acquisition of Program Loans from its PFIs, the promotion and marketing of the MPF Program to its members and housing associates, and instruction and training of its members and housing associates concerning the MPF Program, subject to the following terms and conditions:
     (i) The term of this license shall be the same as this Agreement. Upon termination of this license, all rights in and to the Marks shall automatically revert to the MPF Provider.
     (ii) When using any of the Marks in any external communications, including letters, agreements, program descriptions and marketing materials, the Pittsburgh Bank agrees to adhere to the standards governing the use of the Marks set forth in the FHLB Guide.
     (iii) The MPF Provider reserves the right to inspect or monitor the use of the Marks and the services provided in connection with the Marks to assure compliance with this Agreement and the FHLB Guide.
     (iv) The Pittsburgh Bank hereby recognizes the value of the goodwill associated with the Marks and acknowledges that all rights in and to the Marks belong exclusively to the MPF Provider and that the Marks may have acquired secondary meaning in the mind of the public. The Pittsburgh Bank agrees, during the term of this Agreement and thereafter, never to attack or assist anyone else in attacking the rights of the MPF Provider in the Marks or the validity of the license of the Marks being granted herein.
     6.5. Authorization and Enforceability Representations. Each of the parties hereby represents to the other party hereto that (i) all necessary corporate and other action has been taken to authorize it to execute, and to perform its obligations under, this Agreement, and (ii) all necessary regulatory approvals to engage in the MPF Program have been obtained and (iii) this Agreement is the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization pursuant to the Federal Home Loan Bank Act, as amended, moratorium and other similar laws affecting the rights of creditors generally and general equitable principles.
     6.6. MPF Provider Representations and Warranties. In addition to the above representations, the MPF Provider represents and warrants that it shall timely perform the Services in a commercially reasonable manner and with the same care, skill, prudence and diligence with which it services and administers in its own portfolio of Mortgages. Further, the MPF Provider represents to the Pittsburgh Bank and warrants that the MPF Program is compliant with all applicable state and federal laws, including consumer laws, and rules and regulations, provided, however, that the MPF Provider makes no representations or warranties with respect to actions taken at the direction of, or matters within the control of, the Pittsburgh Bank including, but not limited to, transactions customized at the request or direction of the Pittsburgh Bank. Further, the MPF Provider represents to the Pittsburgh Bank and warrants that all copyrights, trademarks, service marks, patents and other intellectual property rights used in the MPF Program do not infringe upon the rights of any third parties.
     6.7. Pittsburgh Bank’s Indemnification Obligation. The Pittsburgh Bank acknowledges that the ability to participate in the MPF Program will be based upon its representations and warranties set forth above, and the Pittsburgh Bank agrees to indemnify, defend and hold harmless the MPF Provider, its affiliates and each stockholder, director, officer, employee and agent, if any, thereof from and against any and all loss, damage, liability or expense, including (without limitation) costs and reasonable attorneys’ fees and expenses, to which it may be put or which it may incur by reason of, or in connection with, any misrepresentation made by the Pittsburgh Bank in this Agreement, or any breach by Pittsburgh Bank of its warranties set forth in this Agreement. The Pittsburgh Bank’s indemnification under this section does not include any loss, damage, liability or expense arising out of any litigation challenging the authority of the MPF Provider to engage in the MPF Program.
     6.8. MPF Provider’s Indemnification Obligation. The MPF Provider agrees to indemnify, defend and hold harmless the Pittsburgh Bank, its affiliates and each stockholder, director, officer, employee and agent, if any, thereof from and against any and all loss, damage, liability or expense, including (without limitation) costs and reasonable attorney’s fees and expenses, to which it may be put or which it may incur by reason of, or in connection with, any misrepresentation made by the MPF Provider in this Agreement, or any breach by MPF Provider of its warranties set forth in this Agreement. The indemnification under this section does not include any loss, damage, liability or expense arising out of any litigation challenging the authority of the MPF Provider to engage in the MPF Program.
     6.9. Review of Accounting Books and Records. From time to time upon reasonable advance request, either party shall be entitled to review, at its cost, the accounting books and records of the other party with respect to the Pittsburgh Bank’s participation in the MPF Program. Both parties agree and acknowledge that the other party need not provide copies of or information pertaining to confidential bank examiner’s reports.
     6.10. Press Releases and Media Relations. (a) The MPF Provider agrees that during the term of this Agreement, it will provide the Pittsburgh Bank advance notice and opportunity for review and comment in accordance with the terms of the FHLB Guide, of all press releases and written communications with the media, concerning the Pittsburgh Bank’s or Pittsburgh Bank PFIs’ involvement with the MPF Program
(b)      The Pittsburgh Bank agrees that during the term of this Agreement, it will provide the MPF Provider advance notice and opportunity for review and comment in accordance with the terms of the FHLB Guide, of all press releases and written communications with the media, concerning the MPF Program.
     6.11.      Use of Proprietary Information and Confidentiality. Each of the parties has been and may hereafter be furnished with certain materials and information relating to the MPF Program (including, without limitation, information about Pittsburgh Bank members and housing associates that apply or are approved as PFIs) that are confidential and proprietary information of the other party (collectively, the “Confidential Information”). Each of the parties agrees (i) to keep the Confidential Information confidential using reasonable means, not less than those used to protect its own proprietary material, (ii) to not disclose the Confidential Information, without the prior written approval of the other party, to anyone other than to its officers or employees who have a need to know its contents to perform their duties in connection with the MPF Program, to any member of its Board of Directors, to its regulators, to any Participant or approved investor in Program Loans acquired from the Pittsburgh Bank or its PFIs, or to those third party agents who agree to be bound by the terms of this Section 6.11, as evidenced by a written statement or agreement in form and substance reasonably satisfactory to the other party, and (iii) upon completion of its use of the Confidential Information or at any time upon the other party’s request, to promptly return the Confidential Information, including all copies made thereof in any format and all notes pertaining to the same. For purposes of this Section 6.11, when transmitting or providing access to “nonpublic personal information” (as that term is defined in Title V of the Gramm-Leach-Bliley Act (15 U.S.C. § 6809)), each of the parties shall use a secure method that is generally accepted as preventing unauthorized access such as encrypted transmission or providing secure, password protected web-access. Each of the parties further agrees that if it is served with process or any other governmental or regulatory request for the Confidential Information (excluding an examination request by the FHFB), it will immediately notify the General Counsel of the other party, prior to complying with such process, order or request, unless prohibited by applicable law, regulation or court order.
     6.12. Equal Treatment of MPF Banks. The MPF Program is a cooperative program among the MPF Banks and the MPF Provider. Consequently, the MPF Provider agrees that any amendment or modification to MPF Services Agreement offered to any Active MPF Bank shall be promptly offered to all other Active MPF Banks.
     6.13.      Role of the MPF Banks. It is the intent of the MPF Provider and the MPF Banks that the Active MPF Banks shall have more responsibility for the advancement of the MPF Program and a defined role in the material decisions impacting the direction of the MPF Program. Therefore, the parties to this Agreement agree to meet (in person or telephonically) with the other Active MPF Banks regularly, but not less than once a month, beginning in September, 2007 and continuously thereafter until an agreement regarding governance of the MPF Program (“MPF Governance Agreement”) is executed or as may otherwise be agreed to by the parties. The Pittsburgh Bank and the MPF Provider agree to negotiate the terms of an MPF

Governance Agreement in good faith. It is understood that if an MPF Governance Agreement is not executed by the parties on or before August 31, 2008, notwithstanding the provisions of Section 2 of Exhibit A, and if not later than October 1, 2008, the Pittsburgh Bank exercises its right to terminate this Agreement pursuant to Section 2.1(a), then the Pittsburgh Bank shall continue to pay the Transaction Services Fee but the minimum amount of the annual Transaction Services Fee shall be the Termination Core Services Fee or the TSF Floor, whichever is less, and therefore such TSF Floor will never be increased to more than the amount of the TSF Floor for the calendar year 2010 specified in Exhibit A.
VII. TERMINATION
     7.1.      Events of Default. It shall be an Event of Default under this Agreement if either party fails to perform its obligations or breaches any of its covenants under this Agreement and such failure to perform or breach is not cured (i) within sixty (60) days from the date the non-breaching party gives written notice of such default, if the default is capable of being cured within such time limit, or (ii) within a reasonable time after notice if the cure is commenced within the sixty (60) day period and diligently pursued thereafter.
     7.2.      Termination and Other Remedies.
     7.2.1.      Remedies for the Pittsburgh Bank’s Default. Without limiting the effect of Section 6.7, upon the occurrence of an Event of Default caused by the Pittsburgh Bank, (i) the MPF Provider shall have the right, subject to the requirements of Section 2.1(b), to terminate this Agreement, and (ii) the Pittsburgh Bank shall pay to the MPF Provider an amount equal to the MPF Provider’s actual and direct damages arising from and accruing during the continuance of the Event of Default, but the Pittsburgh Bank shall have no responsibility for any consequential or punitive damages.
     7.2.2.      Remedies for the MPF Provider’s Default. Without limiting the effect of Section 6.8, upon the occurrence of an Event of Default caused by the MPF Provider, the Pittsburgh Bank shall have the right, subject to the requirements of Section 2.1(b), to terminate this Agreement. Until the MPF Provider’s obligations to provide the Services terminates as provided in Section 2.1(b), the Pittsburgh Bank shall continue to pay the Transaction Services Fee for the Services, provided, however, that the Transaction Services Fee payable by the Pittsburgh Bank shall not exceed the Pittsburgh Bank’s pro rata portion of the MPF Provider’s costs of providing the Services to all the MPF Banks, based on the aggregate unpaid principal balance of the Pittsburgh Bank’s retained interest in Program Loans as compared to the aggregate unpaid principal balance of all the Program Loans in the MPF Program. Further, the MPF Provider shall pay to the Pittsburgh Bank an amount equal to the Pittsburgh Bank’s actual and direct damages arising from the Event of Default, but the MPF Provider shall have no responsibility for any consequential or punitive damages.
     7.2.3.      Trigger Event. Upon the occurrence of a Trigger Event, this Agreement shall terminate as directed, and the provisions of Section 2.1(b) shall apply.
     7.3.      Obligations Regarding PFIs; Support for Program Loans. (a) The Pittsburgh Bank’s covenant to monitor the credit and maintain collateral to secure its

PFIs’ obligations set forth in Section 6.4.1. and the Pittsburgh Bank’s obligations set forth in this Section 7.3. shall apply and shall survive the expiration or termination of this Agreement as well as the sale of the Program Loans by the Pittsburgh Bank unless such covenants and obligations have been assigned to another MPF Bank or other approved investor in such Program Loans in accordance with Section 5.12 of this Agreement.
(b) The Pittsburgh Bank agrees (i) to notify the MPF Provider of any material adverse changes, of which it becomes aware, in the financial condition of those PFIs who service or provide credit enhancements for any Program Loans in which any other MPF Bank has an interest and authorizes the MPF Provider to share such information with the relevant MPF Banks or other Participants, and (ii) to share relevant credit assessments and information on those PFIs with the MPF Provider.
(c) The Pittsburgh Bank agrees to obtain a perfected security interest in collateral for the benefit of itself and any Participants and/or Owner Banks, except when prohibited by law, as the Pittsburgh Bank reasonably determines may be necessary to secure the obligations of the Pittsburgh Bank PFIs under their respective PFI Agreements.
(d) Without limiting the rights of the MPF Provider and any other MPF Bank under the LOMPA, the Servicing Transfer Agreements, and the Custody Addendum, the MPF Provider shall not have an interest in any (i) other property taken as security for any other credit, loan or financial accommodation made or furnished to any PFI by the Pittsburgh Bank in which the Participant has no participation interest; (ii) property now or hereafter in the Pittsburgh Bank’s possession or under the Pittsburgh Bank’s control other than by reason of any PFI Agreement; or (iii) deposits or other indebtedness which may be or might become security for performance or payment of any obligations and liabilities of any PFI under the PFI Agreement by reason of the general description contained in any instrument other than the PFI Agreement held by the Pittsburgh Bank or by reason of any right of setoff, counterclaim, banker’s lien or otherwise.
     7.4. Costs of Enforcement. Each party agrees to bear its own share of any and all liabilities, costs, expenses and disbursements (including, without limitation, reasonable attorneys’ fees and other legal expenses) incurred by it in any effort to collect any amounts payable hereunder to it by the other party.
     7.5. Exculpation of Parties. Neither party nor any of its shareholders, directors, officers, employees or agents shall be liable to the other for any obligation, undertaking, act, omission or judgment of any Borrower, any PFI, any guarantor or any other person, or be bound to ascertain or inquire as to the performance or observance by any PFI of any provision of any PFI Agreement, Master Commitment, the Guides, any Program Loan or any of the Loan Documents.
     7.6. Survival. Without limiting any other express survival provisions contained in this Agreement, all representations and warranties and the indemnifications contained in this Agreement shall survive the termination of this Agreement.

VIII. MISCELLANEOUS
     8.1. Notices. Whenever notice is required under this Agreement or by applicable law, it must be given as provided in the FHLB Guide, unless otherwise expressly provided in this Agreement.
     8.2. The Guides and Other Documents. Copies of the Guides, including (without limitation) any amendments or supplements, or of any changes or pronouncements with respect thereto, shall be provided by the MPF Provider as provided in the FHLB Guide.
     8.3. Addresses. For purposes of this Agreement, the address, telephone and facsimile numbers for the Pittsburgh Bank and the electronic transmission information for the Pittsburgh Bank are as set forth below its signature to this Agreement. For purposes of this Agreement, the address, telephone and facsimile numbers for the MPF Provider and the electronic transmission information for the MPF Provider are as set forth in the FHLB Guide. Any change in notice addresses must be given in writing and given as provided in the FHLB Guide, but such change shall be effective only upon actual receipt.
     8.4. Effect of Agreement. The MPF Provider will have no obligation or responsibility to the Pittsburgh Bank except as specifically stated herein. This Agreement constitutes the entire agreement among the parties, and no representation, promise, inducement or statement of intent has been made by the MPF Provider to the Pittsburgh Bank which is not embodied in this Agreement or the incorporated FHLB Guide. This Agreement replaces and supersedes the Prior Services Agreement. In addition, the parties agree that this Agreement is supplemented by the LOMPA. Without limiting the foregoing, this Agreement is also supplemented by the Custody Addendum, the Servicing Transfer Agreements and that certain Confidentiality Agreement with respect to LEVELS information.
     8.5. Execution in Counterparts; Facsimile Execution Permitted. This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which, when so executed and delivered, shall be deemed an original and all of which, taken together, shall constitute but one and the same agreement. The parties further agree that this Agreement and signature pages thereof may be transmitted between them by facsimile machine and that counterpart facsimile copies are included in this Agreement. The parties intend that faxed signatures may constitute original signatures and that a faxed signature page containing the signature (original or faxed) of all parties is binding on the parties.
     8.6. Governing Law. This Agreement shall be construed and enforced in accordance with the statutory and common law of the United States of America. To the extent federal law incorporates or defers to state law, the relevant state law shall be the law of the state of Illinois (without regard to conflicts of law principles) applicable to agreements to be performed in the state of Illinois.
     8.7. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
     8.8. Successors and Assigns. Subject to the terms of Section 5.12, this Agreement shall be binding upon and inure to the benefit of the MPF Provider and the Pittsburgh Bank and their respective successors and permitted assigns. Nothing contained in this Agreement shall limit the right of the MPF Provider to transfer participation interests in its Participation Share in Program Loans that were funded or purchased under PFI Agreements with the Pittsburgh Bank.
     8.9. Waivers and Amendments. No delay on the part of either party in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by one party of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment to, modification or waiver of, or consent with respect to, any provision of this Agreement shall be effective unless in writing and executed and delivered by the MPF Provider and the Pittsburgh Bank, provided, however, that the FHLB Guide may be amended or supplemented generally from time to time after consultation with the Active MPF Banks, by the issuance of revised or additional pages by the MPF Provider or by other written or electronic communications from the MPF Provider to the MPF Banks. Unless otherwise agreed to, any amendment to the FHLB Guide shall be issued in accordance with the FHLB Guide and shall apply to Master Commitments and Delivery Commitments entered into on or after the effective date of such amendment.
     8.10. References to Sections, Exhibits and Agreement; Captions. Unless otherwise indicated either expressly or by context, any reference in this Agreement to a “Section” or “Exhibit” shall be deemed to refer to a Section of or Exhibit to this Agreement. All references herein to this “Agreement” shall, as of any time after the date hereof, be deemed to include all amendments hereto, which have been made prior to such time in accordance with Section 8.9. Article and Section captions used in this Agreement are for convenience only, and shall not affect the construction of this Agreement.
     8.11. Specific Performance. The parties hereto recognize and agree that it may be impossible to measure in money the damages which will accrue to any party hereto or its successors or assigns by reason of a failure to perform any of the obligations arising under this Agreement. Therefore, if a party or its successors or assigns shall institute any action or proceeding to enforce any provision hereof, any party against whom such action or proceeding is brought hereby agrees that specific performance may be sought and obtained for any breach of this Agreement, without the necessity of providing actual damages.
8.12. Mediation of Disputes; Jurisdiction and Venue. (a) Neither the Pittsburgh Bank nor the MPF Provider shall institute a proceeding before any tribunal to resolve any controversy or claim arising out of or relating to the Agreement, or the breach, termination or invalidity thereof (a “Dispute”), before such party has sought to resolve the dispute through mediation. If the parties do not promptly agree on a mediator, either party may request the then Chairman of the Board of the FHFB to appoint a mediator. All mediation proceedings under this Agreement shall be held in Washington, D.C. or such other location as the parties may agree upon. If the mediator is unable to facilitate a settlement of the Dispute within a reasonable time, as determined by the mediator, the mediator shall issue a written statement to the parties to that effect and the complaining party may then pursue any other remedy available to it at law or in equity. The fees and expenses of the mediator shall be paid by the party initiating mediation, unless the parties agree otherwise, but the paying party shall be entitled to a judgment for reimbursement of such fees and expenses if it prevails against the other party on all material issues in a judicial proceeding.

(b) The Pittsburgh Bank hereby consents to the exercise of jurisdiction over its person and its property by any court of competent jurisdiction situated in the City of Chicago, State of Illinois (whether it be a court of the State of Illinois or a court of the United States of America situated in Illinois) for the enforcement of this Agreement or in any other controversy, dispute or question arising hereunder, and the Pittsburgh Bank hereby waives any and all personal or other rights to object to such jurisdiction for such purposes. The Pittsburgh Bank, for itself and its successors and assigns, hereby waives any objection which it may have to the laying of venue of any such action, suit or proceeding in any such court; provided, that the provisions of this paragraph shall not be deemed to preclude any other appropriate forum. If such litigation is commenced at any time, the parties agree that service of process may be made, and personal jurisdiction over either party obtained, by service of a copy of the summons, complaint and other pleadings required to commence such litigation by United States certified or registered mail, return receipt requested, addressed to such party at its address for notices as provided in this Agreement. The Pittsburgh Bank and MPF Provider waive all claims of lack of effectiveness or error by reason of any such service.

     IN WITNESS WHEREOF, each of the MPF Provider and the Pittsburgh Bank has caused this Agreement to be executed by its duly authorized officers, as of the date first above written.
MPF PROVIDER:

FEDERAL HOME LOAN BANK OF CHICAGO

By:	/s/ Eric S. Schambow
Eric S. Schambow, Senior Vice President

Pittsburgh BANK:

FEDERAL HOME LOAN BANK OF PITTSBURGH

By:	/s/ John R. Price	By:	/s/ Craig C. Howie

	John R. Price, President and CEO		Craig C. Howie, Group Director

Address:	601 Grant Street Pittsburgh, Pennsylvania 15219-4455 Attention: Margaret Stemmler

Facsimile No.: (412) 288-7318
Electronic Transmission: mstemmler@fhlb-pgh.com
“Mortgage Partnership Finance,” “MPF” and “eMPF” are registered trademarks of the Federal Home Loan Bank of Chicago.

EXHIBIT A
TRANSACTION SERVICES FEES
1.      TRANSACTION SERVICES FEES.
(a) The Transaction Services Fee shall initially be a percentage fee payable and calculated each month by multiplying, for each Annual Percentage Rate, (x) one-twelfth of such Annual Percentage Rate by (y) the aggregate outstanding balance of the Pittsburgh Bank’s applicable TSF Loans at the end of the previous month as reported by the Master Servicer, and then, if there are more than one Annual Percentage Rate, totaling the results for all the TSF Loans (aggregated for the calendar year, the “Annual Percentage Fee”), provided, however, that commencing with calendar year 2008, and for each subsequent calendar year, the Transaction Services Fee for such year shall be equal to (i) the Annual Percentage Fee or (ii) the Pittsburgh Bank’s TSF Floor, whichever is greater. If the Annual Percentage Fee for the Pittsburgh Bank is less than its TSF Floor in any year, the difference between the two amounts shall be paid as part of the December payment of Transaction Services Fees.
(b) The Annual Percentage Rate applicable to TSF Loans acquired by the Pittsburgh Bank prior to January 1, 2009 is five basis points (0.05%), which rate will not be changed during the life of such TSF Loans, and (notwithstanding the TSF Notice dated June 30, 2007) the TSF Floor for 2008 for the Pittsburgh Bank is $250,000, for 2009 is $375,000 and for 2010 is $500,000.
(c) “Annual Percentage Rate” shall mean the annual rate used to determine the Annual Percentage Fee payable with respect to the TSF Loans acquired by the Pittsburgh Bank in any calendar year, for the life of such TSF Loans, which rate is specified in Section 1 (b) of Exhibit A for calendar years prior to 2009 and shall be as set forth in the TSF Notice for each subsequent calendar year.
(d) Commencing with calendar year 2009, and for each subsequent calendar year, the MPF Provider may change the Annual Percentage Rate by delivering the same TSF Notice to all Active MPF Banks on or before the preceding June 30th. In addition, commencing with calendar year 2011, and for each subsequent calendar year, the MPF Provider may change the TSF Floor as specified in the TSF Notice to the MPF Banks. Failure by the MPF Provider to issue a TSF Notice for any calendar year shall result in the continued use of the Annual Percentage Rate and TSF Floor from the previous calendar year. The MPF Provider agrees not to increase the Annual Percentage Rate for any year to a rate greater than a half of one basis point (0.005%) more than the prior year’s Annual Percentage Rate. (For example, the Annual Percentage Rate for 2009 TSF Loans cannot exceed 0.055% (5.5 basis points)). Subject to the limit specified in Section 1 (e) of Exhibit A, the aggregate TSF Floor for all the MPF Banks shall be set by the MPF Provider in accordance with the procedures specified in Section 1(g) of Exhibit A, and shall not exceed the MPF Provider’s projected aggregate costs of providing the Services to the Pittsburgh Bank and to the other MPF Banks for such year.

(e) The TSF Floor specified in the TSF Notice for any calendar year may be increased for such year by an amount determined by multiplying the CPI Increase (as defined below) effective for such TSF Notice by the current year’s TSF Floor.
The CPI Increase shall be calculated by comparing the Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average for All Items, 1982-84=100 (the “CPI”) for the month of April of the prior year to the CPI for the month of April of the current year (or the closest calendar month prior to April for which the CPI is published if the April CPI is not published by May 31st). The increase in the CPI indicated by such comparison, stated as a percentage, shall be defined herein with respect to each year’s TSF Floor published in the TSF Notice as the “CPI Increase.”
If, during the term of this Agreement, the CPI is no longer published, the MPF Provider shall, for the purposes of computation of the maximum increase to the TSF Floor, substitute such other Index as is then generally recognized as most comparable to the CPI and accepted for similar determinations. If sufficient data is unavailable for the MPF Provider to make the determination specified in this Section 1 (e) for any TSF Notice, the TSF Floor for the prior calendar year shall remain in effect. As soon as the necessary data becomes available, the MPF Provider shall determine the new limit on the TSF Floor and the MPF Provider may increase the TSF Floor for the applicable year’s TSF Loans up to that limit if it so desires.
The following example illustrates the computation of percent change:

CPI for current period	136.0
Less CPI for previous period	129.9
Equals index point change	6.1
Divided by previous period CPI	129.9
Equals	0.047
Result multiplied by 100	0.047 x 100
Equals percent change	4.7
(f) Excluding the TSF Floor and the Termination Core Services Fee, it is understood that Program Loans acquired by the Pittsburgh Bank before May 1, 2006 will not be subject to a Transaction Services Fee for the life of such Program Loans.
(g) The MPF Provider agrees to provide all Active MPF Banks with a report not later than May 31st of each year commencing 2008, containing a break down of the MPF Provider’s costs for the Services for all MPF Banks for the prior calendar year, the budget for such costs for the current year and pro forma projection of such costs for the following three years. If requested by the Active MPF Banks in writing, the MPF Provider agrees to provide reasonable types of documentation to support its budget and pro forma projections excluding, however, any privileged or confidential information. The MPF Provider agrees to consult with the Active MPF Banks regarding the projected costs of the Services for the following calendar year prior to issuing the TSF Notice for such calendar year.

2. TRANSACTION SERVICES FEES FOLLOWING TERMINATION.
(a) If this Agreement is terminated by the Pittsburgh Bank pursuant to Section 2.1(a), or if this Agreement is terminated pursuant to Section 7.2.1 or Section 7.2.3, the Pittsburgh Bank shall continue to pay the Transaction Services Fees as provided in Section 1 of Exhibit A, provided, however, that commencing the first calendar year after termination, in lieu of the TSF Floor, the minimum amount of the Transaction Services Fees for the year shall not be less than the Termination Core Services Fee (as defined below).
(b) If this Agreement is terminated by the MPF Provider pursuant to Section 2.1(a), the Pittsburgh Bank shall continue to pay the Transaction Services Fees as provided in Section 1 of Exhibit A, provided, however, that commencing the first calendar year after termination, the minimum amount of the Transaction Services Fees for the year shall be the TSF Floor or the Termination Core Services Fee, whichever is less.
(c) The Pittsburgh Bank’s “Termination Core Services Fee” for the calendar year following termination, and each year thereafter, shall be the sum of the following items based on the actual expenses incurred for that calendar year by the MPF Provider:
1. The Pittsburgh Bank’s pro rata portion of the MPF Master Servicer’s fees for all Program Loans based on the aggregate unpaid principal balance of the Pittsburgh Bank’s retained interest in the Program Loans as compared to the aggregate unpaid principal balance of all the Program Loans in the MPF Program;
2. The Pittsburgh Bank’s pro rata portion of the MPF Master Custodian’s fees for all Program Loans based on the aggregate unpaid principal balance of the Pittsburgh Bank’s retained interest in the Program Loans as compared to the aggregate unpaid principal balance of all the Program Loans in the MPF Program; and
3. The MPF Provider’s annual licensing fees for S&P’s LEVELS® for the Pittsburgh Bank’s license.

EXHIBIT B
CUSTODY ADDENDUM TO
Mortgage Partnership Finance®
SERVICES AGREEMENT
THIS CUSTODY ADDENDUM TO SERVICES AGREEMENT (the “Custody Addendum”) is made as of the 31st day of August, 2007 between the FEDERAL HOME LOAN BANK OF CHICAGO (the “MPF® Provider”) and the FEDERAL HOME LOAN BANK OF PITTSBURGH (the “MPF Bank”).
RECITALS:
WHEREAS, the MPF Bank and the MPF Provider are concurrently entering into the Mortgage Partnership Finance Services Agreement of even date herewith (the “Services Agreement”) pursuant to which the parties agreed, among other things, to make the Mortgage Partnership Finance Program available to members and housing associates of the MPF Bank; and
WHEREAS, the MPF Provider is the custodian for the MPF Bank under the terms of the Services Agreement and has engaged a vendor to perform its custodial duties thereunder, which vendor is named as the MPF Program Custodian (the “MPF Custodian”) in the Guides; and
WHEREAS, the parties desire to accommodate members and housing associates of the MPF Bank that are participating financial institutions in the MPF Program (individually, “Subject PFI” and collectively, the “Subject PFIs”), that may from time to time request the MPF Bank to permit an entity other than the MPF Custodian (as applicable to each Subject PFI, the “Custodian”) to serve as custodian for required loan document files (the “Collateral Files”) for those Program Loans which the Subject PFI will deliver to or service for the MPF Bank (the “Subject Mortgages”) under the PFI Agreement between the Subject PFI and the MPF Bank (the “Subject PFI Agreement”); and
WHEREAS, pursuant to the FHLB Guide, the MPF Bank will submit a request or notice (the “Custodian Request”) advising the MPF Provider that (i) the Subject PFI has requested permission to use the Custodian for the Collateral Files for the Subject Mortgages, and (ii) the MPF Bank is granting permission to the Subject PFI, if the Custodian is approved by the MPF Provider, to use the Custodian for the Collateral Files for the Subject Mortgages; and
WHEREAS, upon the MPF Provider’s approval of such Custodian’s MPF Custodian Application, the MPF Provider (i) will notify the Subject PFI of the approval of its request and ask the Subject PFI to sign an acknowledgment (“Custodian Acknowledgement”) that after the date specified in such notice, the Guides require the Subject PFI to be responsible for the payment of the Custodian’s fees as well as for the performance by the Custodian of its custodial obligations, and (ii) subject to the Subject PFI’s signing the Custodian Acknowledgement, will engage the Custodian as a vendor pursuant to a Custody Agreement (the “Custody Agreement”) to perform the MPF Provider’s obligations as Custodian for the Collateral Files. Any capitalized terms used but not defined in this Custody Addendum shall have the meaning assigned to them in the Services Agreement or the Subject PFI Agreement, as applicable.
NOW THEREFORE, in consideration of the foregoing recitals and the covenants contained herein, the parties agree as follows:
1. The MPF Bank must provide the MPF Provider with a Custodian Request with respect to a Subject PFI and its requested Custodian before the MPF Provider will execute a Custody Agreement with the Custodian.
2. Following its review and approval of the Custodian’s MPF Custodian Application, which shall not be unreasonably denied or delayed, the MPF Provider shall notify the Subject PFI of the approval of its request for the Custodian to serve as custodian for the Collateral Files subject to the Subject PFI signing the Custodian Acknowledgement which, among other provisions, shall require the Subject PFI to acknowledge: (a) that a breach by the Custodian of the Custody Agreement shall constitute a breach by the Subject PFI of the Subject PFI Agreement, and (b) that the obligations of the Custodian under the Custody Agreement shall be secured in the same manner as all PFI obligations arising under the Subject PFI Agreement. The MPF Provider shall provide the MPF Bank with a copy of its notice to the Subject PFI and, upon receipt by the MPF Provider, a copy of the Custodian Acknowledgement when signed by the Subject PFI.

3. The MPF Provider and MPF Bank agree and acknowledge that the terms and conditions of this Custody Addendum will be extended to each and every Subject PFI for which a separate Custodian Request is submitted to the MPF Provider by the MPF Bank, upon the PFI’s signing and causing the Custodian Acknowledgement to be returned to the MPF Provider with respect to the Custodian selected by the Subject PFI.
4. If the MPF Bank determines for any reason that the Custodian selected by a Subject PFI should not continue to serve as an approved MPF custodian, the MPF Bank may request that the Custodian’s custodial duties be terminated, but in any event will provide the MPF Provider with relevant information. The MPF Provider will terminate the Custody Agreement with respect to any Subject Mortgages upon receipt of such request. In the event the Custody Agreement is terminated by the MPF Provider solely because of the request of the MPF Bank, the MPF Bank will reimburse the MPF Provider for any actual out-of-pocket costs which the MPF Provider may incur as a result of such termination for which the MPF Provider is not made whole by the Custodian.
5. The MPF Bank agrees that with respect to each Subject PFI, should a custody default as determined by the MPF Provider occur with respect to the Subject Mortgages due to a breach of the Custodian’s obligations under the Custody Agreement, the MPF Bank shall first enforce the terms of the Subject PFI Agreement with respect to such breach of the Custody Agreement. The MPF Bank shall pursue such enforcement efforts in the same manner and with the same diligence as it would exercise for any obligation of the Subject PFI to the MPF Bank. Although the MPF Bank is not required to exhaust all available remedies, its enforcement effort should include the most appropriate of the full range of remedies available under the Subject PFI Agreement which include, without limitation, realizing upon collateral pledged by the Subject PFI. In the event that such enforcement efforts do not result in full recovery, the MPF Bank shall look to the MPF Provider for indemnification with respect to a default by the Custodian, and the MPF Provider shall remain liable to the MPF Bank for such indemnification under the Services Agreement (as amended by this Custody Addendum)
6. If the Custody Agreement with any Custodian is terminated or such Custodian is removed for any reason, upon the transfer of all Collateral Files to a successor custodian to the MPF Provider’s reasonable satisfaction, (i) the terms and conditions set forth in this Custody Addendum, including the enforcement of the Subject PFI Agreement upon a custody default as provided in Paragraph 5 hereof, shall automatically terminate with respect to such Custodian, and shall thereafter apply to the successor custodian to such Custodian; and (ii) the indemnification provisions of the Services Agreement shall continue to be in full force and effect and unamended with respect to the Subject PFI and its Custodian as if this Custody Addendum had never been executed by the parties.
7. The MPF Provider shall provide the MPF Bank with an MPF Provider Officer Attestation that based upon the MPF Provider’s review, the Custodian has met the requirements to be approved as an alternate custodian as set forth in the Custody Manual. Further, the MPF Provider agrees that, if requested by the MPF Bank, staff of the MPF Bank may participate in the MPF Provider’s periodic on-site reviews of the Collateral Files or the Custodian’s custodial operations with respect to the Subject Mortgages and any other access by the MPF Bank must be arranged and coordinated by the MPF Provider.
8. Except for the terms of this Custody Addendum, the Services Agreement remains unmodified and in full force and effect.
IN WITNESS WHEREOF, the parties have caused this Custody Addendum to be executed by their duly authorized officers as of the date first above written.

FEDERAL HOME LOAN BANK		FEDERAL HOME LOAN BANK
OF CHICAGO		OF PITTSBURGH

By:	/s/ Eric S. Schambow	By:	/s/ John R. Price

	Eric S. Schambow, Senior Vice President		John R. Price, President and CEO

		By:	/s/ Craig C. Howie

Craig C. Howie, Group Director
“Mortgage Partnership Finance” and “MPF” are registered trademarks of the Federal Home Loan Bank of
Chicago.